As filed with the Securities and Exchange Commission on May 12, 2004
Registration No. 333-114735

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

To
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Nanosys, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3674 (Primary Standard Industrial Classification Code Number)	13-4182327 (I.R.S. Employer Identification Number)

2625 Hanover Street

Palo Alto, CA 94304
(650) 331-2100
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Calvin Y. H. Chow

Chief Executive Officer
Nanosys, Inc.
2625 Hanover Street
Palo Alto, CA 94304
(650) 331-2100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Michael J. O’Donnell, Esq. Mark L. Reinstra, Esq. Julia Reigel, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Patrick A. Pohlen, Esq. Mark V. Roeder, Esq. Edward F. Vermeer, Esq. Latham & Watkins LLP 135 Commonwealth Drive Menlo Park, CA 94025 (650) 463-2600

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

          Nanosys, Inc. has prepared this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-114735) for the purpose of filing exhibits to the Registration Statement. Amendment No. 1 does not modify any provision of the Prospectus constituting Part I of the Registration Statement or Items 13, 14, 15 or 17 of Part II of the Registration Statement. Accordingly, such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

          The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq/ National Market listing fee.

SEC Registration Fee		$14,570.50
NASD Filing Fee		12,000.00
Nasdaq National Market Listing Fee		*
Printing Costs		*
Directors and Officers’ Insurance		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Blue Sky Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers.

          As permitted by Section 145 of the Delaware General Corporation Law, the registrant’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that: (1) the registrant is required to indemnify its directors and executive officers and persons serving in these capacities in other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (2) the registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (3) the registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with defending a proceeding, except that it is not required to advance expenses to a person against whom the registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit; (4) the rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, executive officers and employees; and (5) the registrant may not retroactively amend the bylaw provisions in a way that it adverse to our directors, executive officers and employees in these matters.

          The registrant’s policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the bylaws, as well as certain additional procedural protections. In addition, the indemnification agreements provide that the registrant’s directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses, including attorney’s fees, and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the registrant, on account of their services as directors or executive officers of the registrant or as directors or officers of any other company or enterprise when they are serving in these capacities at the request of the registrant. The registrant will not be obligated pursuant to the indemnification agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the registrant’s board of directors or brought to enforce a right to indemnification under the indemnification agreement, the registrant’s bylaws or any statute or law. Under the agreements, the registrant is not obligated to indemnify the indemnified party (1) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in any proceeding was not made in good faith or was frivolous; (2) for any amounts paid in settlement of a proceeding unless the registrant consents to such settlement; (3) with respect to any proceeding brought by the registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous; (4) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the registrant pursuant to the provisions of §16(b) of the Securities Exchange Act of 1934, and related laws; (5) on account of the indemnified party’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (6) an account of any conduct from which the indemnified party derived an improper personal benefit; (7) on account of conduct the indemnified party believed to be contrary to the best interests of the registrant or its stockholders; (8) on account of conduct that constituted a breach of the indemnified party’s duty of loyalty to the registrant or its stockholders; or (9) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

          The indemnification provision in the bylaws and the indemnification agreements entered into between the registrant and its directors and executive officers may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities arising under the Securities Act of 1933.

          Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

	Exhibit
Document	Number

Form of Underwriting Agreement	1	.1*
Certificate of Incorporation of Registrant	3	.1†
Form of Amended and Restated Certificate of Incorporation of Registrant to be filed after Action by Written Consent of Stockholders	3	.1.1†
Bylaws of Registrant	3	.2†
Form of Bylaws of Registrant to be in effect after Action by Written Consent of Stockholders	3	.2.1†
Form of Indemnification Agreement	10	.4†

*	To be filed by amendment.

†	Previously Filed.

Item 15.	Recent Sales of Unregistered Securities.

A.	Preferred Stock

          (1) In October 2001, the Registrant sold an aggregate of 5,499,998 shares of its series A preferred stock to investors at a price of $0.30 per share for an aggregate purchase price of $1,649,999.

          (2) In January and February 2002, the Registrant sold an aggregate of 12,500,003 shares of its series B preferred stock to investors at a price of $1.20 per share for an aggregate purchase price of $15,000,004.

          (3) In April and May 2003 and April 2004, the Registrant sold an aggregate of 20,081,927 shares of its series C preferred stock to investors at a price of $1.867 per share for an aggregate purchase price of $37,492,958.

          The sales of the above securities were deemed to be exempt from registration in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. All recipients were either accredited or sophisticated investors, as those terms are defined in the Securities Act and the regulations promulgated thereunder. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

B.	Stock Options and Stock Purchase Rights

          Since inception in July 2001, the Registrant issued an aggregate of 6,102,240 shares of the Registrant’s common stock to employees, consultants and directors pursuant to the exercise of stock options and stock purchase rights under the Registrant’s 2001 Amended Stock Plan, for aggregate consideration of $831,226.

          The sales of the above securities were deemed to be exempt from registration in reliance on Rule 701 promulgated under Section 3(b) under the Securities Act as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation.

C.	Common Stock Issuances Outside of Service Provider Equity Plans

          (1) In August and September 2001, the Registrant sold an aggregate of 2,290,000 shares of common stock at a price of $0.001 per share to certain founders, employees and members of the Registrant’s Scientific Advisory Board for an aggregate purchase price of $2,290.

          (2) In October 2001, the Registrant sold an aggregate of 160,000 shares of common stock at a price of $0.001 per share to The President and Fellows of Harvard College in connection with the license of certain patent rights for an aggregate purchase price of $160.

          (3) In October 2001, the Registrant issued an aggregate of 100,000 shares of common stock to an individual in connection with a settlement agreement and mutual release with an aggregate value of $100.

          (4) In April 2002, the Registrant sold an aggregate of 10,000 shares of common stock at a price of $0.12 per share to Shellwater & Co. (as nominee of the Regents of the University of California) in connection with the license of certain patent rights for an aggregate purchase price of $1,200.

          (5) In January 2003, the Registrant sold an aggregate of 20,000 shares of common stock at a price of $0.12 per share to The President and Fellows of Harvard College in connection with the license of certain patent rights for an aggregate purchase price of $2,400.

          (6) In April 2003, the Registrant sold an aggregate of 10,000 shares of common stock at a price of $0.15 per share to an individual and WS Investment Company, LLC for an aggregate purchase price of $1,500.

          (7) In April 2003, the Registrant sold an aggregate of 50,000 shares of common stock at a price of $0.12 per share to the Massachusetts Institute of Technology in connection with the license of certain patent rights for an aggregate purchase price of $6,000.

          (8) In June 2003, the Registrant sold an aggregate of 10,000 shares of common stock at a price of $0.19 per share to The President and Fellows of Harvard College in connection with the license of certain patent rights for an aggregate purchase price of $1,900.

          (9) In December 2003, the Registrant sold an aggregate of 10,000 shares of common stock at a price of $0.19 per share to the Trustees of Columbia University in the City of New York in connection with the license of certain patent rights for an aggregate purchase price of $1,900.

          The sales of the above securities were deemed to be exempt from registration in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. All recipients were either accredited or sophisticated investors, as those terms are defined in the Securities Act and the regulations promulgated thereunder. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

Item 16.	Exhibits and Financial Statement Schedules

          a.     Exhibits. The following exhibits are included herein or incorporated herein by reference:

Exhibit
Number

1	.1*	Form of Underwriting Agreement
3	.1†	Third Amended and Restated Certificate of Incorporation of Registrant, as amended
3	.1.1†	Amended and Restated Certificate of Incorporation to be in effect upon closing of this offering
3	.2†	Bylaws of Registrant
3	.2.1†	Amended and Restated Bylaws of Registrant to be in effect upon closing of this offering
4	.1*	Form of Specimen Stock Certificate
4	.2†	Second Amended and Restated Investors’ Rights Agreement by and between Registrant and the persons and entities listed on Exhibit A thereto, dated as of April 10, 2003
4	.2.1†	Waiver of Right of First Offer and Amendment No. 1 to Second Amended and Restated Investors’ Rights Agreement by and between Registrant, the Joining Parties, as defined therein, and the Majority Holders, as defined therein, dated as of September 4, 2003
4	.2.2†	Joinder Agreement by and between Registrant, Silicon Valley Bank and the Majority Holders, as defined therein, dated as of May 17, 2002
5	.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10	.1†	2001 Stock Plan, as amended
10	.2†	2004 Stock Plan
10	.3*	Reserved
10	.4†	Form of Indemnification Agreement entered into between the Registrant, its directors and officers
10	.5(1)†	Form of License Agreement by and between Registrant and President and Fellows of Harvard College, effective as of October 4, 2001
10	.5.1(1)†	Co-Exclusive License Agreement between the Registrant and President and Fellows of Harvard College, effective as of October 4, 2001
10	.5.2(1)†	License Agreement by and between Registrant and President and Fellows of Harvard College, effective as of February 1, 2002
10	.5.3(1)†	Exclusive License Agreement by and between Registrant and President and Fellows of Harvard College, effective as of October 2, 2002
10	.5.4(1)†	Exclusive License Agreement by and between Registrant and President and Fellows of Harvard College, effective as of April 25, 2003
10	.6†	Lease Agreement by and between Registrant and ARE-2625/2627/2631 Hanover, LLC, dated as of January 30, 2002

Exhibit
Number

10	.6.1†	First Amendment to Lease Agreement by and between Registrant and ARE-2625/2627/2631 Hanover, LLC, dated September 27, 2002
10	.7†	Loan and Security Agreement by and between Registrant and Silicon Valley Bank, dated as of May 17, 2002
10	.8(1)†	License Agreement for Nanocrystal Technology by and between Registrant and the Regents of the University of California through the Ernest Orlando Lawrence Berkeley National Laboratory, effective as of November 9, 2002
10	.8.1(1)†	Amendment A to the License Agreement by and between Registrant and the Regents of the University of California through the Ernest Orlando Lawrence Berkeley National Laboratory, effective as of March 20, 2003
10	.9(1)†	Development Agreement by and between Registrant and Matsushita Electric Works, Ltd., effective as of November 18, 2002
10	.9.1(1)†	First Amendment to the Development Agreement by and between Registrant and Matsushita Electric Works, Ltd., effective as of February 18, 2004
10	.10(1)†	Exclusive Patent License Agreement by and between Registrant and Massachusetts Institute of Technology, effective as of September 5, 2002
10	.10.1(1)†	Amendment One to the Exclusive Patent License Agreement by and between Registrant and Massachusetts Institute of Technology, effective as of December 13, 2002
10	.10.2(1)†	Amendment Two to the Exclusive Patent License Agreement by and between Registrant and Massachusetts Institute of Technology, effective as of March 12, 2003
10	.11(1)†	Patent License Agreement by and between Registrant and the Trustees of Columbia University in the City of New York, effective as of May 20, 2003
10	.12(1)†	Master Marketing and Business Development Agreement by and between Registrant and Science Applications International Corporation, effective as of July 9, 2003
10	.13(1)	Development Agreement by and between Registrant and In-Q-Tel, Inc., effective as of September 4, 2003
10	.14(1)†	Cooperative Development Agreement by and between Registrant and Intel Corporation, effective as of December 15, 2003
10	.15(1)†	Cooperative Development Agreement by and between Registrant and E.I. du Pont de Nemours and Company, effective as of January 22, 2004
10	.15.1(1)	Amendment A to Cooperative Development Agreement by and between Registrant and E.I. du Pont de Nemours and Registrant dated April 21, 2004
23	.1†	Consent of Ernst & Young LLP, Independent Auditors
23	.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
24	.1†	Power of Attorney (see pages II-7 and II-8 to this Form S-1)

*	To be filed by amendment.

†	Previously Filed.

(1)	Pursuant to a request for confidential treatment, portions of the Exhibit have been redacted from the publicly filed document and have been furnished separately to the SEC as required by Rule 406 under the Securities Act.

          (b) Financial Statement Schedules

          Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment number 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California on May 12, 2004.

By:	/s/ CALVIN Y. H. CHOW

Calvin Y. H. Chow
Chief Executive Officer

          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Signature	Title	Date

/s/ CALVIN Y. H. CHOW (Calvin Y. H. Chow)	Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2004

/s/ KAREN L. VERGURA (Karen L. Vergura)	Vice President, Finance (Principal Accounting and Financial Officer)	May 12, 2004

* (Lawrence A. Bock)	Executive Chairman of the Board of Directors	May 12, 2004

* (Clinton W. Bybee)	Director	May 12, 2004

* (Regis P. McKenna)	Director	May 12, 2004

* (Bryan E. Roberts)	Director	May 12, 2004

* (Sasson Somekh)	Director	May 12, 2004

* (John A. Young)	Director	May 12, 2004

* (Gregory J. Yurek)	Director	May 12, 2004

*By:/s/ CALVIN Y. H. CHOW (Calvin Y. H. Chow) Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number

1	.1*	Form of Underwriting Agreement
3	.1†	Third Amended and Restated Certificate of Incorporation of Registrant, as amended
3	.1.1†	Amended and Restated Certificate of Incorporation to be in effect upon closing of this offering
3	.2†	Bylaws of Registrant
3	.2.1†	Amended and Restated Bylaws of Registrant to be in effect upon closing of this offering
4	.1*	Form of Specimen Stock Certificate
4	.2†	Second Amended and Restated Investors’ Rights Agreement by and between Registrant and the persons and entities listed on Exhibit A thereto, dated as of April 10, 2003
4	.2.1†	Waiver of Right of First Offer and Amendment No. 1 to Second Amended and Restated Investors’ Rights Agreement by and between Registrant, the Joining Parties, as defined therein, and the Majority Holders, as defined therein, dated as of September 4, 2003
4	.2.2†	Joinder Agreement by and between Registrant, Silicon Valley Bank and the Majority Holders, as defined therein, dated as of May 17, 2002
5	.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10	.1†	2001 Stock Plan, as amended
10	.2†	2004 Stock Plan
10	.3*	Reserved
10	.4†	Form of Indemnification Agreement entered into between the Registrant, its directors and officers
10	.5(1)†	Form of License Agreement by and between Registrant and President and Fellows of Harvard College, effective as of October 4, 2001
10	.5.1(1)†	Co-Exclusive License Agreement between the Registrant and President and Fellows of Harvard College, effective as of October 4, 2001
10	.5.2(1)†	License Agreement by and between Registrant and President and Fellows of Harvard College, effective as of February 1, 2002
10	.5.3(1)†	Exclusive License Agreement by and between Registrant and President and Fellows of Harvard College, effective as of October 2, 2002
10	.5.4(1)†	Exclusive License Agreement by and between Registrant and President and Fellows of Harvard College, effective as of April 25, 2003
10	.6†	Lease Agreement by and between Registrant and ARE-2625/2627/2631 Hanover, LLC, dated as of January 30, 2002
10	.6.1†	First Amendment to Lease Agreement by and between Registrant and ARE-2625/2627/2631 Hanover, LLC, dated September 27, 2002
10	.7†	Loan and Security Agreement by and between Registrant and Silicon Valley Bank, dated as of May 17, 2002
10	.8(1)†	License Agreement for Nanocrystal Technology by and between Registrant and the Regents of the University of California through the Ernest Orlando Lawrence Berkeley National Laboratory, effective as of November 9, 2002
10	.8.1(1)†	Amendment A to the License Agreement by and between Registrant and the Regents of the University of California through the Ernest Orlando Lawrence Berkeley National Laboratory, effective as of March 20, 2003
10	.9(1)†	Development Agreement by and between Registrant and Matsushita Electric Works, Ltd., effective as of November 18, 2002
10	.9.1(1)†	First Amendment to the Development Agreement by and between Registrant and Matsushita Electric Works, Ltd., effective as of February 18, 2004

Exhibit
Number

10	.10(1)†	Exclusive Patent License Agreement by and between Registrant and Massachusetts Institute of Technology, effective as of September 5, 2002
10	.10.1(1)†	Amendment One to the Exclusive Patent License Agreement by and between Registrant and Massachusetts Institute of Technology, effective as of December 13, 2002
10	.10.2(1)†	Amendment Two to the Exclusive Patent License Agreement by and between Registrant and Massachusetts Institute of Technology, effective as of March 12, 2003
10	.11(1)†	Patent License Agreement by and between Registrant and the Trustees of Columbia University in the City of New York, effective as of May 20, 2003
10	.12(1)†	Master Marketing and Business Development Agreement by and between Registrant and Science Applications International Corporation, effective as of July 9, 2003
10	.13(1)	Development Agreement by and between Registrant and In-Q-Tel, Inc., effective as of September 4, 2003
10	.14(1)†	Cooperative Development Agreement by and between Registrant and Intel Corporation, effective as of December 15, 2003
10	.15(1)†	Cooperative Development Agreement by and between Registrant and E.I. du Pont de Nemours and Company, effective as of January 22, 2004
10	.15.1(1)	Amendment A to Cooperative Development Agreement by and between Registrant and E.I. du Pont de Nemours and Registrant dated April 21, 2004
23	.1†	Consent of Ernst & Young LLP, Independent Auditors
23	.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
24	.1†	Power of Attorney (see pages II-7 and II-8 to this Form S-1)

*	To be filed by amendment.

†	Previously Filed.

(1)	Pursuant to a request for confidential treatment, portions of the Exhibit have been redacted from the publicly filed document and have been furnished separately to the SEC as required by Rule 406 under the Securities Act.